Exhibit 16.1

July 20, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Abacus Life, Inc. (formerly known as East Resources Acquisition Company) under Item 4.01 of its Form 8-K dated July 17, 2023. We agree with the statements concerning our Firm under Item 4.01 in such Form 8-K. We are not in a position to agree or disagree with other statements of Abacus Life, Inc. (formerly known as East Resources Acquisition Company) contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

Houston, TX